G. BRAD BECKSTEAD
Certified Public Accountant
	                                     330 E. Warm Springs
	                                     Las Vegas, NV 89119
	                                     702.528.1984
	                                     425.928.2877efax



September 5, 2000


To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of September 5, 2000, on the Financial Statements of American
IR Technologies, Inc. from the inception date of October 29, 1999 through July 31, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead

G. Brad Beckstead, CPA
Nevada License #2701